Exhibit 10.2

CONFIDENTIAL TREATMENT REQUESTED.  CONFIDENTIAL PORTIONS OF
THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY
FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

MIDWEST ENERGY, INC.

Electric Service Agreement

This Agreement is made this 30th day of October, 2003 between Midwest Energy, Inc. (Midwest), a Kansas Corporation, and Western Plains Energy, LLC (Western Plains).

WITNESSETH:

Midwest agrees to sell and deliver to Western Plains, and Western Plains agrees to receive and pay Midwest for all electric power and energy at a single point of delivery on Western Plains’ premises in Gove County, Kansas, upon the following terms:

1.               Service Characteristics:  Electric service shall be alternating current, three phase, approximately 60 cycles at approximately 12,470/7,200V.

2.               Rates For Service:

Fixed Charge:

*** per month; plus

Demand Charge:

*** per kVA (or *** per kW at a 90% Power Factor) of billing demand; plus

Energy Charge:

*** cents per kWh for all kWh.

Determination of billing demand:

The billing demand kW or kVA shall be determined by measurement and shall be the higher of A or B below:

A.                                   The highest average fifteen (15) minute demand measured during the current billing period; or

B.                                     Eighty (80) percent of the highest average fifteen (15) minute demand measured during any of the periods for which the bill is rendered in the previous billing months of July, August, or September.

Minimum Bill:

*** plus all applicable adjustments, surcharges, and taxes.

3.               Local Facilities Costs:

Midwest agrees that rates charged to Western Plains during or subsequent to the initial 10-year term of this agreement shall not include cost recovery for the portion of Midwest’s initial investment (estimated at ***) made to serve Western Plains. However, Western Plains shall remain responsible for any capital additions made to Midwest’s facilities subsequent to plant start up. All other terms defined in clause 2 including charges for additional capital investments are subject to renegotiation at the conclusion of the 10-year term.

4.               Metering: The metering used to measure Western Plains’ power and energy requirements shall be at the low voltage side of the transformer located near the Western Plains facility.

5.               Energy Cost Adjustment: This Agreement is subject to the Energy Cost Adjustment (ECA) schedule. In the event Midwest’s ECA is re-based or otherwise modified during the course of a regular or special rate proceeding before the KCC, corresponding revenue neutral changes shall be made to the rates specified herein.

6.               Primary Metering Discount and Economic Development Discount: Service taken under this Agreement does not qualify for Midwest’s Economic Development Rider or the Primary Metering and Customer Transformation Discount Rider or its successors.

7.               Terms and Conditions: Service provided shall be in accordance with Midwest’s Terms and Conditions on file with the KCC.

8.               Effective Date: This Agreement shall become effective upon the initiation of service but not later than January 1, 2004.

9.               Term: This Agreement shall remain in effect through December 31, 2013 and renew every year thereafter. On or after December 31, 2010, it may be canceled by either party giving the other at least three (3) years written notice. Cancellation on less than three years notice is allowed if both parties arc in agreement.

10.         Continuity Of Service: Midwest will use reasonable diligence to supply continuous electric service, but does not guarantee the supply of electric service against irregularities or interruptions. In no event shall Midwest be liable for damages from irregularities or interruptions of service caused by, but not limited to: failure of facilities; breakdowns or injury to equipment; extraordinary repairs; Act of God; public enemy; accidents; labor disturbances; strikes or their equivalent; sabotage; legal process; federal, state, or municipal interferences; restraint by public authority; any emergency; or any cause beyond Midwest’s control.

11.         Succession: This Agreement shall be binding upon and inure to the benefit of the successors, legal representatives and assigns of the respective parties.

12.         Right of Access: Duly authorized representatives of Midwest shall be permitted to enter Western Plains’ premises at all reasonable times in order to carry out the provisions of this contract.

13.         Membership: Western Plains shall become a member of Midwest and agrees to be bound by Midwest’s Articles of Incorporation and Bylaws, as amended from time to time.

14.         Facility Expansion: Cost responsibility for changes or additions to Midwest’s facilities made at Western Plains’ request or due to Western Plains’ load growth shall be negotiated at the time of said changes or additions and may result in an increase in the Fixed Charge.

15.         Credit: Western Plains shall provide Midwest with an irrevocable Bank Letter of Credit in the amount of ***.  Midwest will reduce the amount of credit required in the letter by *** on January 1st of each year beginning in 2005 assuming Western Plains maintains its good standing for timely payment to Midwest for all electric service charges.  At Midwest’s sole discretion, requirements of this clause may be reduced or waived.

16.         Previous Agreements: All previous agreements between Midwest and Western Plains, written or oral, are canceled.

17.         Confidentiality: Both parties agree to keep the terms of this Agreement strictly confidential, excepting reasonable disclosures by Midwest required for KCC approval.

IN WITNESS WHEREOF, the parties have caused this contract to be executed by their duly authorized representatives as of the day and year first written above.

ATTEST:		WESTERN PLAINS, LLC.

/s/ Gary Johnson	By	/s/ Dick Sterrett

ATTEST:		MIDWEST ENERGY, INC.

/s/ Michale J. Volker	By	/s/ Pat Parke